Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

UNITED STATES CELLULAR CORPORATION

United States Cellular Corporation, a corporation organized and existing under and pursuant to the provisions of the General Corporation Law of the State of Delaware (the “corporation”), does hereby certify as follows:

FIRST:  The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on December 22, 1983 under the name “TDS Cellular Communications Company”.

SECOND:  This Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

THIRD:  This Restated Certificate of Incorporation shall become effective upon filing with the Secretary of State of the State of Delaware.

The corporation hereby restates and integrates and further amends the Restated Certificate of Incorporation, as amended, of the corporation by revising such document in its entirety as follows (provided that all of the following provisions are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions, to the extent so enforceable, shall nevertheless be binding and enforceable):

ARTICLE I

The name of the corporation is

UNITED STATES CELLULAR CORPORATION

ARTICLE II

The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, New Castle County, Delaware 19808.  The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware; provided, however, that, so long as not less than 500,000 Series A Common Shares are outstanding, the corporation, without the written consent of TDS, shall not, directly or indirectly (through a Subsidiary of the corporation or any other person or otherwise) for its own account or that of another, own, invest or otherwise have an interest in, lease, operate or manage any business other than a business engaged solely in the construction of, the ownership of interests in and/or the management of cellular telephone systems.

ARTICLE IV

A.                                    The total number of shares of all classes of stock which the corporation shall have authority to issue is 195,000,000 shares, consisting of three classes as follows:

5,000,000 shares of Preferred Stock with a par value of $1.00 per share; 50,000,000 Series A Common Shares with a par value of $1.00 per share; and 140,000,000 Common Shares with a par value of $1.00 per share.

B.                                    The board of directors is expressly authorized to adopt, from time to time, a resolution or resolutions providing for the issue of one or more series of Preferred Stock, with such voting powers, full or limited, or no voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, in addition to and not inconsistent with those specifically set forth in this Restated Certificate of Incorporation and as shall be stated and expressed in the resolution or resolutions adopted by the board of directors; provided, however, that if not less than 500,000 Series A Common Shares are outstanding at the time, no shares of any series of Preferred Stock shall be issued for consideration of less than $100 per share, have more than one vote per share with respect to any matter, or have separate class-voting rights with respect to elections of directors or any other matter.

C.                                    In no event shall Preferred Stock of any series be split or divided in any manner, nor shall any dividends or other distributions payable in stock of the corporation of any class or series be paid or payable on Preferred Stock.

D.                                    No dividends shall be declared or paid on Series A Common Shares unless the same, or greater, dividends, on a per share basis, are declared and paid at the same time on Common Shares; provided, however, that if at any time a dividend is to be paid in either Common Shares or Series A Common Shares on either Common Shares or Series A Common Shares, such dividend may only be paid as follows:

(i)            Common Shares may be paid to holders of Common Shares and proportionately to holders of Series A Common Shares;

(ii)           Series A Common Shares may be paid to holders of Common Shares and proportionately to holders of Series A Common Shares; or

(iii)          Common Shares may be paid to holders of Common Shares and Series A Common Shares may be paid proportionately to holders of Series A Common Shares;

and in the case of any such stock dividend the board of directors may permit both the holders of Common Shares and the holders of Series A Common Shares to elect to receive cash in lieu of stock.

E.                                     Notwithstanding the provisions of Articles IV.D and IV.F, if the corporation at any time distributes the stock of a Subsidiary having two classes of common stock (the “Subsidiary Common Shares” and the “Subsidiary Series A Common Shares”), with the Subsidiary Common Shares and the Subsidiary Series A Common Shares having relative rights, preferences and limitations vis-a-vis each other that, in the judgment of the board of directors, are similar in all material respects to the relative rights, preferences and limitations of the Common Shares vis-a-vis the Series A Common Shares (except for any variations in rights, preferences and limitations that are (i) necessary to enable the Subsidiary Common Shares to be traded on an exchange; (ii) due to differences in the laws of the states of incorporation of the corporation and the Subsidiary; or (iii) equally applicable to the Subsidiary Common Shares and the Subsidiary Series A Common Shares), then Subsidiary Common Shares shall be distributed to the extent practicable to the holders of Common Shares and Subsidiary Series A Common Shares shall be distributed to the extent practicable to holders of Series A Common Shares, provided that the same number of shares on a per share basis shall be distributed with respect to Common Shares and Series A Common Shares.

F.                                      The holders of Series A Common Shares shall be entitled to receive the same amount or distribution per share as the holders of Common Shares upon the liquidation, dissolution or winding up of the affairs of the corporation.

G.                                    No holder of stock of the corporation shall have any preemptive right to subscribe for or acquire any unissued or treasury stock or other securities of the corporation, whether such stock or securities be hereby or hereafter authorized, except as may be specifically granted pursuant to a contract with the corporation approved by the board of directors and except that holders of Series A Common Shares shall have a preemptive right to acquire unissued or treasury Series A Common Shares or securities convertible into or exchangeable for, or carrying a right to subscribe to or acquire, Series A Common Shares; provided, however, that no preemptive right shall exist to acquire any Series A Common Shares sold otherwise than for cash.  The preemptive right of each holder of Series A Common Shares may be exercised in full, or in part to the extent determined by each holder, and in no event shall the exercise of such right be conditioned on subscribing for or acquiring any minimum amount or proportion of stock or other securities.

H.                                   With respect to all matters, and subject to the provisions of § 213 of Title 8 of the Delaware Code, each holder of Series A Common Shares shall be entitled to ten votes for each such share held by such holder, and each holder of Common Shares shall be entitled to one vote for each such share held by such holder.

I.                                        Each outstanding Series A Common Share shall be convertible into one Common Share.  Series A Common Shares so converted shall not be reissued.  Any such conversion shall be effected by the presentation and surrender of the certificates representing the Series A Common Shares to be converted, at the office of the corporation or at such other place as may from time to time be designated by the corporation, in such form and accompanied by all transfer taxes (or proof of payment thereof), if any, as shall be required for such transfer, and upon such surrender, the holder of such shares shall be entitled to receive in exchange therefor certificates for fully paid and nonassessable Common Shares of the corporation at the rate aforesaid, and such holder shall be registered as the holder of such Common Shares.

J.                                        Notwithstanding any other provision of this Restated Certificate of Incorporation to the contrary, any outstanding shares of stock of the corporation shall be subject to redemption by the corporation, by action of the board of directors, if in the judgment of the board of directors such action should be taken, pursuant to § 151(b) of Title 8 of the Delaware Code or any other applicable provision of law, to the extent necessary to prevent the loss or secure the reinstatement of any license or franchise from any governmental agency held by the corporation or any of its Subsidiaries to conduct any portion of the business of the corporation or any of its Subsidiaries, which license or franchise is conditioned upon some or all of the holders of the corporation’s stock possessing prescribed qualifications.  The terms and conditions of such redemption shall be as follows:

(1)                                 the redemption price of the shares to be redeemed pursuant to this section J shall be equal to the lesser of (i) the Fair Market Value of such shares or (ii) if such shares were purchased by such Disqualified Holder within one year of the Redemption Date, such Disqualified Holder’s purchase price for such shares;

(2)                                 the redemption price of such shares may be paid in cash, Redemption Securities or any combination thereof;

(3)                                 if less than all the shares held by Disqualified Holders are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the board of directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the board of directors;

(4)                                 at least 30 days’ written notice of the Redemption Date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder), provided that the Redemption Date may be the date on which written notice shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed;

(5)                                 from and after the Redemption Date, any and all rights of whatever nature, which may be held by the owners of shares selected for redemption (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and they shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption; and

(6)                                 such other terms and conditions as the board of directors shall determine.

ARTICLE V

A.                                    The number of directors of the corporation shall be fixed by or pursuant to the bylaws of the corporation, but shall not be less than three.  The term of office of each director elected at an annual meeting, or elected or appointed at any time in the period between annual meetings, shall expire at the next annual meeting of stockholders following such election or appointment.  Each director elected or appointed shall serve until his successor shall be elected and qualified, or until his earlier death, resignation, removal or disqualification.  Any one or more of or all of the directors may be removed without cause only by the affirmative vote of the holders of at least a majority of the voting power of shares then entitled to vote thereon.

B.                                    With respect to the election of directors, the holders of Common Shares, voting as a class, shall be entitled to elect at each annual meeting that number of directors which (together with all directors whose terms do not expire at the time of such election and who were previously elected by such holders) constitutes 25% of the number of directors of the corporation fixed by or pursuant to the bylaws of the corporation (rounded up to the nearest whole number).  After the holders of Common Shares have voted with respect to the election of directors, the holders of (1) Preferred Stock entitled to vote thereon, and (2) Series A Common Shares, both voting together as one class, shall be entitled to elect at each annual meeting that number of directors which (together with all directors whose terms do not expire at the time of such election and who were previously elected by such holders) constitutes 75% of the number of directors fixed by or pursuant to the bylaws of the corporation (rounded down to the nearest whole number); provided, however, that in the event the number of issued and outstanding Series A Common Shares at the time of an annual meeting is less than 12½% of the total number of issued and outstanding Series A Common Shares and Common Shares, then the holders of Common Shares shall also be entitled to vote with the holders of Series A Common Shares and Preferred Stock entitled to vote thereon for the directors such holders are entitled to elect at such meeting, in which case the holders of Common Shares, Series A Common Shares, and Preferred Stock entitled to vote thereon, shall vote together without regard to class.

C.                                    Vacancies and newly created directorships of the Preferred Stock and Series A Common Shares shall be filled by the holders of such classes.  Vacancies and newly created directorships of the Common Shares shall be filled by the holders of such class, if a vacancy or newly created directorship is to be filled at an annual meeting of stockholders, or by a majority of the directors then in office, if the vacancy or newly created directorship is to be filled between annual meetings of stockholders.  Vacancies and newly created directorships with respect to directors elected by the holders of Common Shares, Series A Common Shares, and Preferred Stock entitled to vote thereon, voting together without regard to class, shall be filled by the holders of such classes, if a vacancy or newly created directorship is to be filled at an annual meeting of stockholders, or by a majority of the directors then in office, if the vacancy or newly created directorship is to be filled between annual meetings of stockholders.

D.                                    Election of directors need not be by written ballot unless the bylaws of the corporation so provide.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter, amend or repeal the bylaws of the corporation.

ARTICLE VII

No opportunity, transaction, agreement or other arrangement to which TDS, or any other person in which TDS has or acquires a financial interest, is or shall become a party, shall be the property or a corporate opportunity of the corporation or its Subsidiaries, unless (a) not less than 500,000 Series A Common Shares are outstanding, and (b) such opportunity, transaction, agreement or other arrangement relates solely to the construction of, the ownership of interests in and/or the management of cellular telephone systems, provided that such opportunity, transaction, agreement or other arrangement did not arise in any way as a result of the rights of TDS or such other person to construct, own interests in and/or manage cellular telephone systems in areas designated as Rural Service Areas by the Federal Communications Commission, or as a result of exchanging some or all of such rights.  The existence or presence of the condition set forth in clause (b) in the immediately preceding sentence shall not be deemed to entitle the corporation conclusively to the benefit of such opportunity, transaction, agreement or other arrangement.

ARTICLE VIII

A director of the corporation shall not in the absence of fraud be disqualified by his office from dealing or contracting with the corporation either as a vendor, purchaser or otherwise, nor in the absence of fraud shall a director of the corporation be liable to account to the corporation for any profit realized by him from or through any transaction or contract of the corporation by reason of the fact that he, or any firm of which he is a member, or any corporation of which he is an officer, director or stockholder, was interested in such transaction or contract if such transaction or contract has been authorized, approved or ratified in the manner provided in the General Corporation Law of the State of Delaware for authorization, approval or ratification of transactions or contracts between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest.

ARTICLE IX

For purposes of this Restated Certificate of Incorporation:

“Disqualified Holder” shall mean any holder of shares of stock of the corporation whose holding of such stock, either individually or when taken together with the holding of shares of stock of the corporation by any other holders, may result, in the judgment of the board of directors, in the loss of, or the failure to secure the reinstatement of, any license or franchise from any governmental agency held by the corporation or any of its Subsidiaries to conduct any portion of the business of the corporation or any of its Subsidiaries.

“Fair Market Value” of a share of the corporation’s stock of any class or series shall mean the average Closing Price for such a share for each of the 20 most recent days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to Article IV.J.(4); provided, however, that if shares of stock of such class or series are not traded on any securities exchange or in the over-the-counter market, “Fair Market Value” shall be determined by the board of directors in good faith.  “Closing Price” on any day means the reported closing sales price or, in case no such sale takes place, the average of the reported closing bid and asked prices on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation for such stock on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such prices or quotations are available, the fair market value on the day in question as determined by the board of directors in good faith.

A “person” shall mean an individual, a corporation, a partnership, a joint venture, a trust or unincorporated organization, a joint stock company or similar organization, a government or any political subdivision thereof, or any other legal entity.

“Redemption Date” shall mean the date fixed by the board of directors for the redemption of shares of stock of the corporation pursuant to Article IV.J.

“Redemption Securities” shall mean any debt or equity securities (other than Series A Common Shares or securities convertible into or exchangeable for, or carrying a right to subscribe to or acquire, Series A Common Shares) of the corporation, any of its Subsidiaries or any other corporation, or any combination thereof, having such terms and conditions as shall be approved by the board of directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the board of directors (which may be a firm which provides other investment banking, brokerage or other services to the corporation), has a value, at the time notice of redemption is given pursuant to Article IV.J.(4), at least equal to the price required to be paid pursuant to Article IV.J.(1) (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).

“Subsidiary”, with respect to a specified person, shall mean any person whose accounts are included in the consolidated financial statements of the specified person and its Subsidiaries prepared in accordance with generally accepted accounting principles at the time.

“TDS” means Telephone and Data Systems, Inc., a Delaware corporation, and any successor by merger, consolidation or otherwise to such corporation.

ARTICLE X

A.                                    A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under § 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit.

B.                                    Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the General Corporation Law of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Article X.C, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors.  The right to indemnification conferred in this Article X shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article X or otherwise.  The corporation may, by action of its board of directors, provide indemnification to other employees or agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

C.                                    If a claim under Article X.B is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim.  It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of Delaware for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation.  Neither the failure of the corporation (including stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of Delaware, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

D.                                    The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Restated Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

E.                                     The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against the expense, liability or loss under the General Corporation Law of Delaware.

ARTICLE XI

The corporation shall not be governed by Section 203 of the General Corporation Law of the State of Delaware; provided, however, to the fullest extent permitted by Delaware law, this Article XI shall not be effective until the later of May 17, 2016 (which is the anticipated date of the corporation’s annual meeting of shareholders in 2016) or twelve (12) months after adoption of this Article XI by the stockholders of the corporation, and shall not apply to any business combination between the corporation and any person who became an interested stockholder on or prior to such effectiveness.

ARTICLE XII

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

*    *    *

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed by the undersigned officer of the corporation, as of the 10th day of November, 2014.

/s/ Kenneth R. Meyers
Name: Kenneth R. Meyers
President and Chief Executive Officer